As filed with the Securities and Exchange Commission on May 17, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Concho Resources Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	76-0818600
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

(Address, including Zip Code, of Registrant’s Principal Executive Offices)

Concho Resources Inc. 2019 Stock Incentive Plan

(Full Title of Plan)

Travis L. Counts

Senior Vice President, General Counsel and Corporate Secretary

One Concho Center

600 West Illinois Avenue

Midland, Texas 79701

(432) 683-7443

(Name, address, zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	4,500,000 (1)	$110.625 (2)	$497,812,500 (2)	$60,334.88

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock of the Registrant as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Concho Resources Inc. 2019 Stock Incentive Plan (the “Plan”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the common stock of the Registrant on the New York Stock Exchange on May 10, 2019.

EXPLANATORY STATEMENT

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Concho Resources Inc. (the “Registrant”), relating to an additional 4,500,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable to eligible persons under the Concho Resources Inc. 2019 Stock Incentive Plan (the “Plan”) as a result of the adoption of an amendment and restatement of the Concho Resources Inc. 2015 Stock Incentive Plan. In accordance with General Instruction E to Form S-8, the Registrant hereby incorporates herein by reference the Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2007 (Commission File No. 333-145791), June 11, 2012 (Commission File No. 333-182046) and June 5, 2015 (Commission File No. 333-204765).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

Not filed as part of the Registration Statement pursuant to the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is registering additional securities under the Plan covered hereby for which registration statements on Form S-8 bearing Registration Nos. 333-204765, 333-182046 and 333-145791 are currently effective. Therefore, pursuant to General Instruction E of Form S-8, the Registrant elects to incorporate by reference the contents of such registration statements which constitute information required in this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Our Restated Certificate of Incorporation provides that we shall indemnify our officers and directors to the extent provided in our Fourth Amended and Restated Bylaws (our “Bylaws”). In turn, our Bylaws provide that we will indemnify and hold harmless, to the full extent permitted by the DGCL, any of our officers or directors (including those persons serving as an officer or director of another entity at our request) who is party to a suit or other proceeding by reason of his or her position as an officer or director against all reasonably incurred expense, liability or loss. We may only indemnify an officer or director who brought the suit or proceeding if our board of directors had previously authorized such suit or proceeding. The rights to indemnification provided by our Bylaws include the right to advancement of expenses to the full extent permitted by the DGCL. In addition, our Bylaws allow us to indemnify our non-officer employees and agents to the extent (i) permitted by the DGCL and (ii) authorized by our Chief Executive Officer and at least one other authorized officer.

We have also entered into indemnification agreements with all of our directors and officers. These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the DGCL. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

The indemnification agreements cover expenses (including attorneys’ fees) incurred as a result of the fact that such person, in his or her capacity as a director, officer, trustee, employee or agent is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, trustee, employee or agent of us, or is or was serving at our request in such a position for another entity. The indemnification agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against us without approval by our board of directors, except for claims regarding the indemnitee’s rights under the indemnification agreement.

We have obtained director and officer liability insurance for the benefit of each of the indemnitees. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees are insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Fourth Amended and Restated Bylaws of Concho Resources Inc., as amended January 2, 2018 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K on January 4, 2018, and incorporated herein by reference).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Netherland, Sewell & Associates, Inc.

23.3*	Consent of Cawley, Gillespie & Associates, Inc.

23.4*	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on signature page).

99.1*	Concho Resources Inc. 2019 Stock Incentive Plan

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Concho Resources Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midland, in the State of Texas, on this 17th day of May, 2019.

CONCHO RESOURCES INC.

By:	/s/ Timothy A. Leach
Timothy A. Leach
Chairman of the Board of Directors and Chief Executive Officer

We, the undersigned officers and directors of Concho Resources Inc., do hereby constitute and appoint Timothy A. Leach, Jack F. Harper, Travis L. Counts and Brenda R. Schroer, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us and in each of our names, places and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary or desirable to be done in and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or his/her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy A. Leach Timothy A. Leach	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 17, 2019

/s/ Brenda R. Schroer Brenda R. Schroer	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 17, 2019

/s/ Jacob P. Gobar Jacob P. Gobar	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 17, 2019

/s/ Steven L. Beal Steven L. Beal	Director	May 17, 2019

Signature	Title	Date

/s/ Tucker S. Bridwell Tucker S. Bridwell	Director	May 17, 2019

/s/ William H. Easter III William H. Easter III	Director	May 17, 2019

/s/ Steven D. Gray Steven D. Gray	Director	May 17, 2019

/s/ Susan J. Helms Susan J. Helms	Director	May 17, 2019

/s/ Gary A. Merriman Gary A. Merriman	Director	May 17, 2019

/s/ Mark B. Puckett Mark B. Puckett	Director	May 17, 2019

/s/ John P. Surma John P. Surma	Director	May 17, 2019

/s/ E. Joseph Wright E. Joseph Wright	Director	May 17, 2019

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